SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

XenoPort, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

The following statement was issued by XenoPort, Inc. (the “Company”) on May 8, 2014 during the conference call regarding the Company’s first quarter financial results.

“Before I turn the call over to Ron, I would like to briefly discuss our upcoming Annual Meeting.

As you may know, Clinton Relational Opportunity Master Fund, which reportedly holds approximately 1.6% of XenoPort’s common stock, is seeking to replace three members of XenoPort’s Board with three of its own nominees and is also proposing to present ten additional stockholder proposals at the meeting. XenoPort’s Board of Directors believes that Clinton’s nominees add no experience or expertise that is not already represented on XenoPort’s Board or that is specifically relevant to XenoPort. In addition, the Board is concerned that if Clinton’s nominees are elected, they may pursue plans, including immediately discontinuing the commercialization of HORIZANT, which would be contrary to the interests of all XenoPort stockholders.

Additional details regarding this matter, as well as the Board’s recommendation that stockholders vote “FOR ALL” of XenoPort’s nominees on the WHITE proxy card and the Board’s recommendations with respect to the other proposals proposed to be voted on at the meeting, can be found in our definitive proxy statement filed with the SEC. We will not be commenting further on the Clinton proposals or our annual meeting, and ask that you please keep your questions at the end of the call focused on our Q1 results.”